Exhibit 3.3

A. NAME – DURATION – PURPOSE – REGISTERED OFFICE

Article 1 Name – Legal Form

There exists a joint stock corporation (société anonyme) under the name of “Orion Engineered Carbons S.A.” (the “Company”) which shall be governed by the law of 10 August 1915 concerning commercial companies, as amended (the “Law”), as well as by the present articles of association.

Article 2 Duration

The Company is incorporated for an unlimited duration. It may be dissolved at any time and without cause by a resolution of the General Meeting of Shareholders of the Company (the “General Meeting of Shareholders”), adopted in the manner required for an amendment of these articles of association.

Article 3 Purpose

3.1 The Company’s purpose is the creation, holding, development and realisation of a portfolio, consisting of interests and rights of any kind and of any other form of investment in entities in the Grand Duchy of Luxembourg and in foreign entities, whether such entities exist or are to be created, especially by way of subscription, acquisition by purchase, sale or exchange of securities or rights of any kind whatsoever, such as equity instruments, debt instruments, patents and licenses, as well as the administration and control of such portfolio.

3.2 The Company may further provide investor relations activities for its own account and for any entity, in which it holds a direct or indirect interest or right of any kind, and enable the listing of its common shares on a stock exchange in the U.S.A. or in another jurisdiction and coordinate all measures required to comply with such listing.

3.3 The Company may in particular hold directly or indirectly participations in any form in companies acting as producer of carbon black, including specialty carbon black and rubber carbon black.

3.4 The Company may further grant pledges guarantees, liens, mortgages and any other form of security over all or some of its assets in favour of Luxembourg or foreign entities for the performance of any obligations of the Company or of any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company.

3.5 The Company may borrow in any form and may issue any kind of notes, bonds and debentures and generally issue any debt, equity and/or hybrid or other securities of any kind.

3.6 The Company may further lend funds or otherwise assist any entity, in which it holds a direct or indirect interest or right of any kind or in which the Company has invested in any other manner or which forms part of the same group of entities as the Company.

3.7 The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the pursuing of these purposes.

Article 4 Registered office

4.1 The Company’s registered office is established in the city of Luxembourg, Grand Duchy of Luxembourg.

4.2 Within the same municipality, the Company’s registered office may be transferred by a resolution of the board of directors of the Company (the “Board of Directors”).

4.3 It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a resolution of the General Meeting of Shareholders, adopted in the manner required for an amendment of these articles of association.

4.4 Branches or other offices may be established either in the Grand Duchy of Luxembourg or in another country by a resolution of the Board of Directors.

B. SHARE CAPITAL – COMMON SHARES – REGISTER OF COMMON SHARES – OWNERSHIP AND TRANSFER OF COMMON SHARES

Article 5 Share capital

5.1 The issued share capital of the Company is set at [sixty-eight million five hundred thousand] euro (EUR [68,500,000]) represented by [sixty-eight million five hundred thousand] ([68,500,000] common shares with no par value.

5.2 The Company’s issued share capital may be (i) increased by a resolution of the Board of Directors (or delegate thereof) in accordance with articles 6.1 and 6.2 of these articles of association or (ii) increased or reduced by a resolution of the General Meeting of Shareholders, adopted in the manner required for an amendment of these articles of association.

5.3 Any new common shares to be paid for in cash will be offered by preference to the existing shareholders in proportion to the number of common shares held by them in the Company’s share capital on the date and time of the opening of the subscription period as determined by the Board of Directors. The Board of Directors shall determine the period of time during which such preferential subscription rights may be exercised and which may not be less than thirty (30) days from the opening of the subscription period. The subscription period shall be announced in a notice published in the Official Gazette of the

Grand Duchy of Luxembourg, Mémorial C, Recueil des Sociétés et Associations and two newspapers published in Luxembourg. The General Meeting of Shareholders may limit or suppress the preferential subscription rights of the existing shareholders in the manner required for an amendment of these articles of association. The Board of Directors may limit or suppress the preferential subscription rights of existing shareholders in accordance with article 6 hereof.

Article 6 Authorized capital

6.1 The Company’s authorised share capital, excluding the issued share capital, is fixed at [thirty-four million two hundred fifty thousand] euro (EUR [34,250,000]), consisting of [thirty-four million two hundred fifty thousand] ([34,250,000]) common shares with no par value.

6.2 During a period of time of five (5) years from the date of publication of these articles of association or, as the case may be, of the resolution to renew, to increase or to reduce the authorised share capital pursuant to this article 6.2, in the Official Gazette of the Grand Duchy of Luxembourg, Mémorial C, Recueil des Sociétés et Associations, the Board of Directors be and is hereby authorised to issue common shares, to grant options to subscribe for common shares and to issue any other instruments convertible into common shares, within the limit of the authorised share capital, to such persons and on such terms as it shall see fit, and specifically to proceed to such issue by suppressing or limiting the existing shareholders’ preferential rights to subscribe for the new common shares to be issued.

6.3 The Company’s authorised share capital may be increased or reduced by a resolution of the General Meeting of Shareholders, adopted in the manner required for an amendment of these articles of association.

Article 7 Common shares

7.1 The Company’s share capital is divided into common shares with no par value. The Company’s common shares are in registered form only and may not be converted into common shares in bearer form.

7.2 The Company may have one or several shareholders.

7.3 No fractional common shares shall be issued or outstanding.

7.4 Within the limits and conditions laid down by the Law, the Company may repurchase or redeem its own common shares and hold them in treasury.

7.5 A register of common shares will be kept by the Company and will be available for inspection by any shareholder. Ownership of registered common shares will be established by inscription in the said register or, in the event separate registrars have been appointed pursuant to article 7.6, in such separate registers. Without prejudice to the conditions for transfer by book entries provided for in article 7.8 of these articles of association, a transfer of registered common shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorized representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.6 The Company may appoint registrars in different jurisdictions, each to maintain a separate register for the registered common shares entered therein. Holders of common shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. The Board of Directors may however impose transfer restrictions for common shares that are registered, listed, quoted, dealt in or have been placed in certain jurisdictions in compliance with the requirements applicable therein. A transfer to the register maintained at the Company’s registered office may always be requested. The Company shall hold up-to-date copies of all registers held in accordance with this article 7.6 at its registered office.

7.7 Subject to the provisions of article 7.8 and article 7.10, the Company may consider the person in whose name the registered common shares are registered in the register of shareholders as the full owner of such registered common shares. In the event that a holder of registered common shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. A shareholder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.8 The common shares may be held by a holder (the “Holder”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of common shares held in such fungible securities accounts may have the same rights and obligations as if such Holder held the common shares directly and must inform the Depositary of that decision. The Depositary will give to the Holder a proxy in order to exercise the rights and obligations. The common shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, common shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.9 In connection with a General Meeting of Shareholders, the Board of Directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognized by the Company and the registrar(s) during the period starting on the Record Date (as defined below) and ending on the closing of such General Meeting of Shareholders.

7.10 All communications and notices to be given to a registered shareholder shall be deemed validly made if sent to the last address communicated by the shareholder to the Company in accordance with article 7.7 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.7.

7.11 Unless a Holder directly exercises his rights and obligations pursuant to article 7.8 and has not given any instructions to the contrary to the Depositary, where common shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company - subject to having received from the Depositary a certificate in proper form - will permit the Depositary of such book-entry interests to exercise the rights attaching to the common shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of General Meetings of Shareholders, admission to and voting at General Meetings of Shareholders, and shall consider the Depositary to be the holder of the common shares corresponding to the book-entry interests for purposes of this article 7 of the present articles of association. The Board of Directors may determine the formal requirements with which such certificates must comply.

Article 8 Ownership and transfer of common shares

8.1 The Company will recognize only one Holder per common share. If a common share is owned by several persons, they must designate a single person to be considered as the sole owner of such common share in relation to the

Company. The Company is entitled to suspend the exercise of all rights attached to a common share held by several owners until one (1) owner has been designated as Holder.

8.2 The common shares are freely transferable. All rights and obligations attached to any common share are passed to any transferee thereof.

C. GENERAL MEETING OF SHAREHOLDERS

Article 9 Powers of the General Meeting of Shareholders

9.1 The shareholders exercise their collective rights in the General Meeting of Shareholders, which constitutes one of the Company’s corporate bodies.

9.2 The General Meeting of Shareholders is vested with the powers expressly reserved to it by Law and by these articles of association.

Article 10 Convening General Meetings of Shareholders

10.1 A General Meeting of Shareholders of the Company may at any time be convened by the Board of Directors, to be held at such place and on such date as specified in the convening notice of such meeting.

10.2 A General Meeting of Shareholders must be convened by the Board of Directors, upon request in writing indicating the agenda, addressed to the Board of Directors by one or several shareholders representing at least ten percent (10%) of the Company’s issued share capital. In such case, a General Meeting of Shareholders must be convened and shall be held within a period of one (1) month from receipt of such request by the Board of Directors at the Company’s registered office by registered mail. Shareholder(s) holding at least ten percent (10%) of the Company’s issued share capital may request the addition of one or several items to the agenda of any General Meeting of Shareholders. Such request must be received at the Company’s registered office by registered mail at least five (5) business days before the date of such meeting.

10.3 The annual General Meeting of Shareholders shall be held in Luxembourg, at the registered office of the Company or at such other place as may be specified in the convening notice of such meeting, on 15 April of each year at 10:00 AM (local time). If such day is a Saturday, Sunday or legal holiday in Luxembourg, the annual General Meeting of Shareholders must be held on the next following local business day.

10.4 Other General Meetings of Shareholders may be held at such place and time as may be specified in the respective notice of meeting.

10.5 The convening notice for every General Meeting of Shareholders shall contain the date, time, place and agenda of the meeting and shall be made through announcements published twice, with a minimum interval of eight (8) days, the second notice being published not later than eight (8) days before the meeting, in the Official Gazette of the Grand Duchy of Luxembourg, Mémorial C, Recueil des Sociétés et Associations and in a Luxembourg newspaper; provided, however, that in case the common shares of the Company are listed on a foreign stock exchange, the notices shall, in addition, be made in accordance with the requirements of such foreign stock exchange applicable to the Company. The Company shall not be obliged to send notices by registered or ordinary mail to the holders of its common shares. Notwithstanding the foregoing, no notice shall be required if all of the common shares are represented at a General Meeting of Shareholders and all shareholders present or represented at such meeting state that they have been informed of the agenda of the meeting.

10.6 If the common shares of the Company are not listed on any foreign stock exchange, all shareholders recorded in the register of shareholders on the date of the general meeting of the shareholders are entitled to be admitted to the General Meeting of Shareholders.

10.7 If the common shares of the Company are listed on a foreign stock exchange, all shareholders recorded in any register of shareholders of the Company, the Holder or the Depositary, as the case may be, are entitled to be admitted to the General Meeting of Shareholders; provided, however, that the Board of Directors may determine a date and time preceding the General Meeting of Shareholders as the record date for admission to the General Meeting of Shareholders (the “Record Date”), which may not be less than five (5) days before the date of such meeting.

10.8 Any shareholder, Holder or Depositary, as the case may be, who wishes to attend the General Meeting of Shareholders must inform the Company thereof no later than three (3) business days prior to the date of such General Meeting of Shareholders, in a manner to be determined by the Board of Directors in the convening notice. In case of common shares held through the operator of a securities settlement system or with a Depositary designated by such Depositary, a holder of common shares wishing to attend a General Meeting of Shareholders should receive from such operator or Depositary a certificate certifying (i) the number of common shares recorded in the relevant account on the Record Date and (ii) that such common shares are blocked until the closing of the General Meeting of Shareholders to which it relates. The certificate should be submitted to the Company no later than three (3) business days prior to the date of such General Meeting of Shareholders. If the shareholder, Holder or Depositary, as the case may be, votes by means of a proxy, the proxy shall be deposited at the same time at the registered office of the Company or with any agent of the Company, duly authorized to receive such proxies. The Board of Directors may set a shorter period for the submission of the certificate or the proxy.

Article 11 Conduct of General Meetings of Shareholders

11.1 A board of the meeting shall be formed at any General Meeting of Shareholders, composed of a chairman, a secretary and a scrutineer, each of whom shall be appointed by the General Meeting of Shareholders and who need neither be shareholders, nor members of the Board of Directors. The board of the meeting shall especially ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

11.2	An attendance list must be kept for any General Meeting of Shareholders.

11.3 Each common share entitles the holder thereof to one vote, subject to the provisions of the Law. Unless otherwise required by applicable law or by these articles of association, resolutions at a General Meeting of Shareholders duly convened are adopted by a simple majority of the votes validly cast, regardless of the proportion of the issued share capital of the Company present or represented at such meeting. Abstention and nil votes will not be taken into account.

11.4 A shareholder, Holder or Depositary, as the case may be, may act at any General Meeting of Shareholders by appointing another person, shareholder or not, as his proxy in writing by a signed document transmitted by mail or facsimile or by any other means of communication authorized by the Board of Directors. One person may represent several or even all shareholders.

11.5 The Board of Directors may at its sole discretion decide to allow General Meetings of Shareholders to be held by conference call, video-conference or by any other means of communication authorized by the Board of Directors, that allows shareholder identification and participants in the meeting to hear one another on a continuous basis and effectively participate in the meeting. Shareholders, Holders or a Depositary, as the case may be, who participate in a General Meeting of Shareholders by conference call, video-conference or by any other means of communication authorized by the Board of Directors are deemed to be present for the computation of quorum and majority, subject to such means of communication being made available at the place of the meeting.

11.6 Each shareholder, Holder or Depositary, as the case may be, may vote at a General Meeting of Shareholders through a signed voting form sent by mail or facsimile or by any other means of communication authorized by the Board of Directors and delivered to the Company’s registered office or to the address specified in the convening notice. The shareholders, Holders or a Depositary, as the case may be, may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the resolution of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favor of or against the proposed resolution or to abstain from voting thereon by ticking the appropriate boxes. The Company will only take into account voting forms sent by mail or facsimile or other means of communication authorized by the Board of Directors received no later than three (3) business days prior to the date of the General Meeting of Shareholders to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

11.7 The Board of Directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any General Meeting of Shareholders.

Article 12 Amendment of the articles of association

Subject to the provisions of the Law and of these articles of association, any amendment of these articles of association requires a majority of at least two-thirds (2/3) of the votes validly cast at a General Meeting of Shareholders at which at least half (1/2) of the issued share capital is represented. In case the second condition of the previous sentence is not satisfied, a second meeting may be convened by means of notices published twice, with a minimum interval of fifteen (15) days, with the second notice being published not later than fifteen (15) days before the meeting, in the Official Gazette of the Grand Duchy of Luxembourg, Mémorial C, Recueil des Sociétés et Associations and in two (2) Luxembourg newspapers; provided, however, that in case the common shares of the Company are listed on a foreign stock exchange, the notices shall, in addition, be made in accordance with the requirements of such foreign stock exchange applicable to the Company. The second meeting shall validly deliberate regardless of the proportion of the issued share capital of the Company represented at such meeting. Resolutions, in order to be adopted, must be taken at a majority of at least two-thirds (2/3) of the votes validly cast. Abstention and nil votes at the first or the second meeting will not be taken into account for the calculation of the majority.

Article 13 Adjourning General Meetings of Shareholders

Subject to the terms and conditions of the Law, the Board of Directors may adjourn any General Meeting of Shareholders already commenced, including any General Meeting of Shareholders convened in order to resolve on an amendment of the articles of association, for a period of four (4) weeks. The Board of Directors must adjourn any General Meeting of Shareholders already commenced if so required by one or several shareholders representing in the aggregate at least twenty per cent (20%) of the Company’s issued share capital. By such an adjournment of a General Meeting of Shareholders already commenced, any resolution already adopted in such meeting will be cancelled. For the avoidance of doubt, the Board of Directors shall not be required to adjourn a meeting again, which has been adjourned pursuant to this article 13 already.

Article 14 Minutes of General Meetings of Shareholders

14.1. The board of any General Meeting of Shareholders shall take minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder who requests to do so.

14.2. Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party shall be signed by the chairman of the Board of Directors or by any two of its members.

D. MANAGEMENT

Article 15 Composition and powers of the Board of Directors

15.1 The Company shall be managed by a Board of Directors composed of at least three (3) and a maximum of fifteen (15) members. Members of the Board of Directors may but do not need to be shareholders of the Company.

15.2 The Board of Directors is vested with the broadest powers to take any actions necessary or useful to fulfil the Company’s corporate purposes, with the exception of the actions reserved by law or by these articles of association to the General Meeting of Shareholders.

15.3 The Board of Directors must choose from among its members a chairman of the Board of Directors. It may also choose a secretary, who needs neither be a shareholder, nor a member of the Board of Directors.

Article 16 Daily Management

16.1 In accordance with the Law, the Company’s daily management and the Company’s representation in connection with such daily management may be delegated to two or several members of the Board of Directors, or to any other person, shareholder or not, acting alone or jointly with others (the “Daily Managers”). The appointment, revocation and powers of Daily Managers shall be determined by a resolution of the Board of Directors.

16.2 The Daily Managers of the Company shall be divided into two different classes of managers, being the (i) Class A Daily Managers and (ii) the Class B Daily Managers. The “Chief Executive Officer” or “CEO” of the Company and the “Chief Financial Officer” or “CFO” of the Company shall be appointed as Class A Daily Managers.

16.3 The Company may also grant special powers by notarised proxy or private instrument to any person acting alone or jointly with others as agent of the Company.

Article 17 Election and removal of directors and term of the office

17.1 Directors shall be elected by the General Meeting of Shareholders, which shall determine their remuneration and term of the office.

17.2 The term of the office of a director may not exceed six (6) years and any director shall hold office until his or her successor is elected. Any director may also be re-elected for successive terms.

17.3 If a legal entity is elected director of the Company, such legal entity must designate an individual as permanent representative who shall execute this role in the name and for the account of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director and may not be a director at the same time.

17.4	Any director may be removed at any time, without notice and without cause by the General Meeting of Shareholders.

17.5 If a vacancy in the office of a member of the Board of Directors because of death, legal incapacity, bankruptcy, retirement or otherwise occurs, such vacancy may be filled, on a temporary basis, by the remaining board members until the next General Meeting of Shareholders, which shall resolve on a permanent appointment, as deemed suitable.

Article 18 Convening meetings of the Board of Directors

18.1 The Board of Directors shall meet upon call by the chairman or by any two (2) of its members at the place indicated in the notice of the meeting as described in article 18.2.

18.2 Written notice of any meeting of the Board of Directors must be given to the directors seventy-two at least (72) hours in advance of the date scheduled for the meeting by mail, facsimile, electronic mail or any other means of communication, except in case of emergency, in which case the nature and the reasons of such emergency must be indicated in the notice. Such convening notice is not necessary in case each director waives such notice in writing by mail, facsimile, electronic mail or by any other means of communication. A copy of such waiver serves as sufficient proof thereof. Also, a convening notice is not required for a board meeting to be held at a time and location determined in a prior resolution adopted by the Board of Directors. No convening notice shall furthermore be required in case all members of the Board of Directors are present or represented at a meeting of the Board of Directors or in the case of resolutions in writing pursuant to these articles of association.

Article 19 Conduct of meetings of the Board of Directors

19.1 The chairman of the Board of Directors shall preside at all meetings of the Board of Directors. In the absence of the chairman, the Board of Directors may appoint another director as chairman pro tempore.

19.2 The Board of Directors can act and deliberate validly only if at least half of its members are present or represented at a meeting of the Board of Directors.

19.3 Resolutions are adopted with the approval of a majority of the members present or represented at a meeting of the Board of Directors. In case of a tie, the chairman of the Board of Directors shall have a casting (deciding) vote. In the absence of the chairman of the Board of Directors, the director who has been appointed as chairman pro tempore of the meeting shall not have a casting (deciding) vote.

19.4 Any director may act at any meeting of the Board of Directors by appointing any other director as proxy in writing by mail, facsimile, electronic mail or by any other means of communication, a copy of the appointment being sufficient proof thereof. Any director may represent one or several other directors.

19.5 Any director who participates in a meeting of the Board of Directors by conference-call, video-conference or by any other means of communication which allow such director’s identification and which allow that all the persons taking part in the meeting hear one another on a continuous basis and may effectively participate in the meeting, is deemed to be present for the computation of quorum and majority. A meeting of the Board of Directors held through such means of communication is deemed to be held at the Company’s registered office.

19.6 The Board of Directors may unanimously pass resolutions in writing which shall have the same effect as resolutions passed at a meeting of the Board of Directors duly convened and held. Such resolutions in writing are passed when dated and signed by all directors on a single document or on multiple counterparts, a copy of a signature sent by mail, facsimile, e-mail or any other means of communication being sufficient proof thereof. The single document showing all the signatures or the entirety of signed counterparts, as the case may be, will form the instrument giving evidence of the passing of the resolutions, and the date of such resolutions shall be the date of the last signature.

19.7 The secretary or, if no secretary has been appointed, the chairman which was present at a meeting, shall draw up minutes of the meeting of the Board of Directors, which shall be signed by the chairman or by the secretary, as the case may be, or by any two directors.

19.8 Save as otherwise provided by law, any director who has, directly or indirectly, an interest in a transaction submitted to the approval of the Board of Directors which conflicts with the Company’s interest, must inform the Board of Directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions on and may not vote on the relevant transaction. The Board of Directors will appoint an independent committee, which may be a standing or ad hoc committee, to review such and other related party transactions. Any such conflict of interest must be reported to the next General Meeting of Shareholders prior to taking any resolution on any other item.

19.9 The Board of Directors may adopt rules of procedure in a resolution and establish such rules in writing.

19.10 The Board of Directors may at its sole discretion decide to allow one or several persons to participate as observers at its meetings and determine the procedures and other rules as may be applicable to such participation. Board observers so admitted may participate but shall not vote at any meeting of the Board of Directors.

Article 20 Committees of the Board of Directors

The Board of Directors may establish one or more committees, including without limitation, an audit committee, a nominating and corporate governance committee and a compensation committee, and for which it shall appoint the members who may be but do not need to be members of the Board of Directors (subject always, if the common shares of the Company are listed on a foreign stock exchange, to the requirements of such foreign stock exchange applicable to the Company and/or of such regulatory authority competent in relation to such listing), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

Article 21 Dealings with third parties

21.1 The Company will be bound towards third parties in all circumstances by (i) the joint signatures of any two (2) directors or (ii) by the joint signatures or by the sole signature of any person(s) to whom such signatory power has been granted by the Board of Directors.

21.2 With respect to matters that constitute daily management of the Company, the Company will be bound towards third parties (i) by the joint signatures of two Class A Daily Managers or (ii) by the joint signature of one (1) Class A Daily Manager and one (1) Class B Daily Manager or (iii) any other person(s) to whom such power in relation to the daily management of the Company has been delegated in accordance with article 16 hereof, acting alone or jointly in accordance with the rules of such delegation, if any has(ve) been appointed.

Article 22 Indemnification

22.1 The members of the Board of Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 22.2 and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been such a director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

22.2 No indemnification shall be provided to any director or officer (i) for any liability to the Company or its shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

22.3 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

22.4 Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this article 22 shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

E. AUDIT AND SUPERVISION

Article 23 Statutory auditor(s) - independent auditor(s)

23.1 The Company’s annual accounts and the Company’s consolidated accounts, if applicable, shall be audited by one or more approved independent auditors (réviseurs d’entreprises agréés), appointed by the General Meeting of Shareholders upon the Board of Directors’ recommendation (acting on the recommendation of the audit committee, if any). The General Meeting of Shareholders shall determine the number of auditor(s) and the term of their office.

23.2 Prior to the expiration of the relevant term of his appointment, an independent auditor may only be removed by the General Meeting of Shareholders with cause or with its approval.

F. FINANCIAL YEAR – PROFITS – INTERIM DIVIDENDS

Article 24 Financial year

The Company’s financial year shall begin on first (1st) January of each year and shall terminate on thirty-first (31st) December of the same year.

Article 25 Profits

25.1 At the end of each financial year, the accounts are closed and the Board of Directors shall draw up or shall cause to be drawn up an inventory of assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the Law.

25.2 From the Company’s annual net profits five per cent (5%) at least shall be allocated to the Company’s legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of the Company’s legal reserve amounts to ten per cent (10%) of the Company’s issued share capital.

25.3 In case of a reduction of the issued share capital, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the issued share capital following the share capital reduction.

25.4 The General Meeting of Shareholders determines upon proposal of the Board of Directors and in accordance with the Law and these articles of association how the remainder of the Company’s annual net profits shall be used.

25.5 In the event that distributions are made, each common share shall entitle to the same fraction of any distribution.

25.6 The payment of the dividends to a Depositary operating principally a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary discharges the Company. Said Depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name.

25.7 Dividends which have not been claimed within five (5) years after the date on which they became due and payable revert back to the Company.

Article 26 Interim dividends – Share premium

26.1 The Board of Directors may proceed to the payment of interim dividends in accordance with the provisions of the Law.

26.2 Any share premium, assimilated premiums or other distributable reserves may be freely distributed to the shareholders (including by interim dividend) by a resolution of the shareholders or of the directors, subject to the provisions of the Law and these articles of association.

G. LIQUIDATION

Article 27 Liquidation

27.1 In the event of the Company’s dissolution, the liquidation of the Company shall be carried out by one or several liquidators, individuals or legal entities, appointed by the General Meeting of Shareholders resolving on the Company’s dissolution which shall determine the liquidator’s/liquidators’ powers and remuneration. Unless otherwise provided, the liquidator or liquidators shall have the most extensive powers for the realization of the assets and payment of the liabilities of the Company.

27.2 The surplus resulting from the realization of the assets and the payment of all liabilities shall be distributed among the shareholders in proportion to the number of shares of the Company held by them.

H. GOVERNING LAW

Article 28 Governing law

All matters not governed by these articles of association shall be determined in accordance with the Law.